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                      [Willkie Farr & Gallagher Letterhead]



                , 2001
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Credit Suisse Institutional Fund, Inc.
466 Lexington Avenue
New York, New York  10017-3147


Ladies and Gentlemen:

We have acted as counsel to Credit Suisse Institutional Fund, Inc. (the "Fund"), a corporation organized under the laws of the State of Maryland, in connection with the Fund's establishment of three new portfolios, the Select Equity Portfolio, the Capital Appreciation Portfolio and the Small-Cap Value Portfolio (the "Portfolios").

We have examined copies of the Fund's Articles of Incorporation, as amended or supplemented to the date hereof (the "Articles"), the Fund's By-Laws, as amended to the date hereof (the "By-Laws"), the Fund's Registration Statement, on Form N-1A, Securities Act File No. 333-60695 and Investment Company Act File No. 811-08927 relating to the Portfolios (the "Registration Statement"), and all resolutions adopted by the Fund's Board of Directors at a meeting held on October 2, 2001. We have also examined such other records, documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination of material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Fund and others.

Based upon the foregoing, we are of the opinion that the shares of common stock of the Portfolios, par value $.001 per share (the "Shares"), when and if duly sold, issued and paid for in accordance with the laws of applicable jurisdictions and the terms of the Articles, the By-Laws and the Registration Statement, will be validly issued, fully paid and non-assessable. Our opinion is based on the following assumptions: (i) at the time of sale, such Shares are sold at a sales price in each case in excess of the par value of the Shares;
(ii) that the issuance of the Shares does not cause the number of outstanding Shares to exceed that number of authorized shares provided for in the Articles, as amended to the date of issuance; and (iii) resolutions of the Board of Directors authorizing the issuance of the Shares that are in effect on the date hereof have not been modified or withdrawn and are in full force and effect on the date of issuance.
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We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement, to any reference to our name in the Statement of Additional Information included as part of the Registration Statement, and to the filing of this opinion as an exhibit to any application made by or on behalf of the Fund or any distributor or dealer in connection with the registration or qualification of the Fund or the Shares under the securities laws of any state or other jurisdiction.

We are members of the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States, and the opinions set forth above are, accordingly, limited to the laws of those jurisdictions. We are not experts with respect to the laws of the State of Maryland. Accordingly, in rendering the opinions set forth above we have relied with your consent on the opinion of Venable, Baetjer and Howard LLP, special Maryland counsel to the Fund, as to all matters of Maryland law, which opinion is attached hereto.

Very truly yours,


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